EXHIBIT 21.1

SUBSIDIARIES OF INSTITUTIONAL FINANCIAL MARKETS, INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Cira SCM, LLC	Delaware
Cohen & Compagnie	France
Cohen & Company Capital Markets, LLC	Delaware
Cohen & Company Financial Management, LLC	Delaware
Cohen & Company Management, LLC	Delaware
Cohen & Company Securities, LLC	Delaware
Cohen Asia Investments Ltd.	Cayman
Cohen Principal Investing, LLC	Delaware
Dekania Capital Management LLC	Delaware
Dekania Investors, LLC	Delaware
EuroDekania Management Limited	United Kingdom
IFMI, LLC	Delaware
JVB Financial Group, L.L.C.	Florida
JVB Financial Holdings, L.L.C.	Florida
PrinceRidge Holdings LP	Delaware
The PrinceRidge Group LLC	Delaware